Exhibit 10.22

Rigetti Computing, Inc.

Non-Employee Director Compensation Policy

Effective as of October 30, 2023

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Rigetti Computing, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (“Policy”) for his or her Board service following the date first set forth above (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be, in accordance with this Policy. This Policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or Compensation Committee of the Board (“Compensation Committee”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Company’s 2022 Equity Incentive Plan, or any successor thereto (the “Plan”).

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and the Eligible Director will be paid regular full quarterly payments thereafter. All annual cash fees are vested upon payment. If an Eligible Director terminates service on the Board or a committee during the course of a fiscal quarter, the annual retainer amount for the fiscal quarter in which such termination occurs will be prorated based on days served in such fiscal quarter.

1.	Annual Board Service Retainer:

a.All Eligible Directors: $36,000

b.Non-Executive Chair (in addition to annual service retainer): $22,500

2.	Annual Committee Chair Service Retainer:

a.Chair of the Audit Committee: $18,000

b.Chair of the Compensation Committee: $10,800

c.Chair of the Nominating and Corporate Governance Committee: $8,100

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a.Member of the Audit Committee: $9,000

b.Member of the Compensation Committee: $5,400

c.Member of the Nominating and Corporate Governance Committee: $4,050

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense Policy, as in effect from time to time.

Equity Compensation

All grants of equity awards to Eligible Directors pursuant to this Policy will be nondiscretionary, automatic (without the need for any additional corporate action by the Board or the Compensation Committee) except as otherwise provided below and made in accordance with the following provisions. The equity compensation set forth below will be granted subject to the terms and conditions of the Plan and an applicable award agreement.

Non-Executive Chair Initial Grant: With respect to the Non-Executive Chair of the Board who is first elected or appointed to the Board following the Effective Date, as soon as practicable following the date of such election or appointment, the Board or Compensation Committee will grant such Eligible Director stock options (“Options”) to purchase shares of Common Stock with an aggregate Fair Market Value (as defined in the Plan) as of the grant date equal to $1,000,000 (the “Initial Option Grant”); provided that the Initial Option Grant will be subject to a maximum of 720,000 shares of Common Stock.  The Initial Option Grant will be nonstatutory stock options, will have an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date of grant, and will vest over a three-year period, with one-third (1/3) of the Initial Option Grant vesting on the first anniversary of the grant date, one-third (1/3) of the Initial Option Grant vesting on the second anniversary of the grant date and the remaining one-third (1/3) of the Initial Option Grant vesting on the third anniversary of the grant date, such that the Initial Option Grant is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date.

Non-Executive Chair Annual Grant: On the date of each annual stockholder meeting of the Company (each, an “Annual Meeting”) held after the Effective Date, with respect to the Non-Executive Chair of the Board who continues to serve in such capacity following such Annual Meeting, the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee, granted Options with an aggregate Fair Market Value as of the grant date equal to $420,000 (the “Annual Option Grant”); provided that such Eligible Director remains in Continuous Service through the grant date; provided, further that the Annual Option Grant will be subject to a maximum of 140,000 shares of Common Stock.  The Annual Option Grant will be nonstatutory stock options, will have an exercise price per share equal to 100% of the Fair Market Value of a share of Common Stock on the date of grant, and will vest in full on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Eligible Director’s service as a director ends at such Annual Meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the one-year anniversary measured from the date of grant, in each case subject to the Eligible Director’s Continuous Service through such vesting date.

Initial Grant (other than for Non-Executive Chair): For each Eligible Director, other than the Non-Executive Chair of the Board, who is first elected or appointed to the Board following the Effective Date, as soon as practicable following the date of such election or appointment, the Board or Compensation Committee will grant such Eligible Director restricted stock units (“RSUs”) with respect to shares of Common Stock with an aggregate Fair Market Value (as defined in the Plan) as of the grant date equal to $210,000 (the “Initial RSU Grant”).  The Initial RSU Grant will vest over a three-year period, with one-third (1/3) of the Initial RSU Grant vesting on the first anniversary of the grant date, one-third (1/3) of the Initial RSU Grant vesting on the second anniversary of the grant date and the remaining one-third (1/3) of the Initial RSU Grant vesting on the third anniversary of the grant date, such that the Initial RSU Grant is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date.

Annual Grant (other than for Non-Executive Chair): On the date of each Annual Meeting held after the Effective Date, each Eligible Director, other than the Non-Executive Chair of the Board, who continues to serve as a non-employee member of the Board following such Annual Meeting (excluding any Eligible Director who is first appointed or elected by the Board at the Annual Meeting) will be automatically, and without further action by the Board or the Compensation Committee, granted RSUs with an aggregate Fair Market Value as of the grant date equal to $140,000 (the “Annual RSU Grant”); provided that such Eligible Director remains in Continuous Service through the grant date.  The Annual RSU Grant will vest in full on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Eligible Director’s service as a director ends at such Annual Meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the one-year anniversary measured from the date of grant, in each case subject to the Eligible Director’s Continuous Service through such vesting date. With respect to an Eligible Director who, following the Effective Date, was first elected or appointed to the Board on a date other than the date of the Annual Meeting, upon the first Annual Meeting following such Eligible Director’s first joining the Board, such Eligible Director’s first Annual Grant will be pro-rated to reflect the time between such Eligible Director’s election or appointment date and the date of such first Annual Meeting.

Settlement of RSUs: The Common Stock to be issued upon settlement of vested RSUs under Initial RSU Grants and Annual RSU Grants will be delivered on the applicable vesting date, or as soon as practicable thereafter, subject to the terms and conditions of the applicable form of RSU grant notice and agreement approved by the Board, provided, that such Common Stock shall be delivered no later than the date that is the 15th day of the third calendar month of the year following the year in which such shares are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

Acceleration of Equity Grants: Notwithstanding the foregoing vesting schedules, the Initial Option Grants, the Annual Option Grants, the Initial RSU Grants and Annual RSU Grants shall vest in full immediately prior to, but conditioned upon, the closing of a Change in Control (as defined in the Plan), subject to such Eligible Director remaining in Continuous Service with the Company until immediately prior to the closing of such Change in Control.

Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to awards granted to Eligible Directors. Eligible Directors will be required to execute an award agreement in a form satisfactory to the Company prior to receipt of an equity grant. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company no later than thirty business days prior to the date cash is to be paid or equity awards are to be granted, provided, that if an Eligible Director is not providing services to the Board on the date that is thirty business days prior to the date cash is to be paid or equity awards are to be granted, then such Eligible Director may notify the Company as soon as possible prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as an Eligible Director shall in no event exceed the limits set forth in Section 3(d) of the Plan.